Page 33 of 39 Pages

                                                                    EXHIBIT 1

                              JOINT ACQUISITION STATEMENT
                              PURSUANT TO RULE 13d-1(k)(1)
                              __________

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information

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                                                           Page 34 of 39 Pages
concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
Dated:  January 4, 1999
                                    BRAHMAN PARTNERS II, L.P.

                                    By:  BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.

                                    By:  BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


                                    BY PARTNERS, L.P.

                                    By:  BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


                                    BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


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                                                           Page 35 of 39 Pages

                                    BRAHMAN CAPITAL CORP.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  President


                                    /s/ Peter A. Hochfelder
                                    ------------------------------------------
                                          Peter A. Hochfelder


                                    /s/ Robert J. Sobel
                                    ------------------------------------------
                                          Robert J. Sobel


                                    /s/ Mitchell A. Kuflik
                                    ------------------------------------------
                                          Mitchell A. Kuflik


                                    MARLIN PARTNERS I, L.P.

                                    By:  MARLIN MANAGEMENT, L.L.C.

                                    By:/s/ Martin E. Franklin
                                       ---------------------------------------
                                       Name:  Martin E. Franklin
                                       Title:  Authorized Signatory


                                    MARLIN MANAGEMENT, L.L.C.

                                    By:/s/ Martin E. Franklin
                                    ------------------------------------------
                                       Name:  Martin E. Franklin
                                       Title:  Authorized Signatory


                                    /s/ Martin E. Franklin
                                    ------------------------------------------
                                          Martin E. Franklin


                                    /s/ Ian G.H. Ashken
                                    ------------------------------------------
                                          Ian G.H. Ashken

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                                                           Page 36 of 39 Pages

                                                               EXHIBIT 2


                     [Marlin Management, L.L.C. letterhead]



January 4, 1999


The Board of Directors
Corporate Express, Inc.
1 Environmental Way
Broomfield, CO  80021-3416

Dear Sirs:

As indicated in our Schedule 13-D, which was filed today, Marlin Partners I, LP and Brahman Management L.L.C. together own an aggregate of 7,364,100 shares, or 7.1% of the primary outstanding common stock, of Corporate Express.

We are writing to you to express our deep concern regarding the strategic direction of the Company. Since September 1994, the date of the Company's initial public offering, the shares have moved from an IPO price of $7 1/8 to a high of $28 and now stand at $5. This is 30% below the IPO price while revenues have risen from $165 million to over $4 billion during the same four year period.

The rapid-fire acquisition strategy executed by Jirka Rysavy, the Company's founder/chairman, has built a large company, but not a company that has delivered returns for shareholders. The Company is struggling under an over-leveraged capital structure, due in part to an ill-timed Dutch Auction tender offer that repurchased 25% of the Company's common stock at more than double the Company's current share price.

The Company has lost credibility after repeatedly missing Wall Street expectations. Five of the eight Wall Street firms that write equity research rate the company as a "market perform" or "hold"; the others do not offer an opinion. Moody's bond rating monthly service has downgraded its outlook on the Company's credit status to "negative" and the Company is only a year away from suffering a further hit to pre-tax earnings of at least $15 million as a result of the additional interest expense that will arise from the need to refinance its $325 million convertible bonds.

It is time for the board of directors to recognize deteriorating fundamentals and take positive action to create shareholder value. At a time when the stock market is reaching new all-time highs and the Company's market sector is poised to benefit in an internet age, Corporate Express has lost its strategic direction and is languishing under a mountain of debt.

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                                                           Page 37 of 39 Pages

As you will see from our background described in the Schedule 13-D filing, your type of predicament is not unfamiliar to us. Substantial opportunities exist to create value for shareholders. Corporate Express has established a unique and valuable leadership position in providing goods and services to many of the world's largest corporations. We are well aware of its strategic value as evidenced by the fact that potential synergies with merger partners could themselves exceed the current pre-tax earnings of the Company.

We have two specific suggestions that we believe will be fundamental to the Company in starting to create value for its shareholders.

1. Make Robert King the Chairman and Chief Executive Officer of the Company, thereby allowing professional operating management to take full day-to-day control of the strategic direction of the Company.

2. Formally retain an investment banker to evaluate strategic alternatives available to the Company, including a merger with a partner that provides significant operating synergies.

These recommendations are fundamental to achieving shareholder value, but are only a start. Tangible action is required to evidence that the board is prepared to take the necessary steps to put an end to the steady decline in the Company's market value. If no steps are taken to address these items by the end of January, we will be compelled to become activist shareholders.

We hope our suggestions are very much in line with the board's current plans and look forward to an open and productive dialogue that best serves the interest of all shareholders.

Yours sincerely,


/s/Martin E. Franklin
Martin E. Franklin

cc:  Individual Directors

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                                                           Page 38 of 39 Pages

                                                           EXHIBIT 3

                    [Letterhead of Marlin Management L.L.C.]



                                        January 4, 1999


Brahman Management LLC
277 Park Avenue
New York, NY 10172

Gentlemen:

     You and we have discussed our mutual concern about the direction in which Corporate Express, Inc. (the "Company") is heading and the need for quick and major changes in that direction and in the management of the Company.

     We understand that you and your affiliates (the "Brahman Group") presently own 6,854,100 shares of common stock of the Company (the "Subject Shares") and may purchase additional shares.

     In order to induce Marlin Management, LLC and its affiliates ("Marlin") to take an active role with respect to the Company and its policies, it as agreed as follows:

     1. Marlin will make a joint filing on Schedule 13-D with the Brahman Group and will notify the Company of our mutual concern in respect of the Company and its policies.

     2. Marlin will, after consultation with the Brahman Group, take such further actions with respect to the Company as it deems appropriate.

     3. The Brahman Group shall pay to Marlin an advisory fee in an amount (the "Overage") equal to fifteen percent (15%) of the Brahman's Group's "Profit" (as hereinafter defined), on the Subject Shares at the following times:

          (i) Upon disposition, by sale, transfer, exchange or otherwise (a "Sale), of all or any portion of the Subject Shares (the Overage will be payable only with respect to those Subject Shares so disposed of); and

          (ii)     On June 30, 2000 (the "Terminal Date").

"Profit" shall mean (a) the gross cash proceeds and the fair market value of non-cash consideration (after brokerage commissions) received from the Sale over (b) $4.85. In the event that "Profit" is to be measured as of the Terminal Date, the gross proceeds shall be deemed to be the average closing price of a share of the Company's common stock for the five trading days

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                                                           Page 39 of 39 Pages

immediately preceding the Terminal Date. The fair market value of any non-cash consideration received shall be determined by agreement of the parties or, if the parties are unable to reach agreement, by an independent appraiser selected jointly by the parties. The appraiser shall consider the costs of converting any such non-cash consideration into cash, including, without limitation, any discount required to determine the present value of debt securities.

     4. Marlin and the Brahman Group will bear equally the cost of legal fees and other expenses incurred with respect to the Company as described in paragraph 2 above. Any payments under this paragraph 4 will be deducted from the Overage payable to Marlin pursuant to paragraph 3.

     5. Each of the Brahman Group and Marlin are free to dispose of all or any portion of their shares in the Company, including the Subject Shares, at any time and without prior approval by the other party.

     Provided you are in agreement with the foregoing, please sign one copy of this letter and return it to us.

                              Very truly yours,

                              Marlin Management LLC

                              By: ________________________



Agreed:

Brahman Management LLC

By: ________________________

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